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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2000, relating to the financial statements and Financial Statement Schedule, which appear on the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and our reports dated February 22, 2000 except for Note 15 which is as of July 13, 2000, relating to the supplemental financial statements and Supplemental Financial Statement Schedule, which appear in the Company's Current Report on Form 8-K dated July 17, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS

New York, New York
August 23, 2000